Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2009 2nd Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
August 6, 2009; 10:00 a.m. CT

Participant 1:	Hi, good morning. Can you talk a little bit about the trends that you were seeing in July and August with the booking windows and the transit and group pace?

Monty Bennett:	Sure. We don’t give specific guidance, but, typically our performance tracks the overall industry, and I’m sure you have seen the macro statistics, the same that we have, is that it seems like, the past few weeks the overall industry has been a little bit better than most of the second quarter, maybe down 16, 17% instead of 20, 21%, so we’re seeing that trend. It’s hard to see how it — how it holds up. We’re seeing the biggest falloff, initially from transient, and then group started to falloff, and we’re not seeing group return in any meaningful fashion, although transient seems a little firmer, but it’s as much of an easier comparison compared to last year as anything. I don’t know that the rate of transient has picked up as much as the comparisons are easier as far as the prior year, but booking windows are still very short even when there is a group booking, we have great skepticism about how much of that group is actually going to show up, and even the meeting planners themselves have skepticism about how much is going to show up. So it’s a guessing game.

Participant 1:	I see. That helps. Then I just had one other question on the Extended Stay negotiations. Can you talk a little bit about how far those discussions are and what your position in the tranche is and maybe if you do expect any recovery, how much you do expect?

Monty Bennett:	Sure. Before I answer that, if I may, Doug, during his section talked about the debt maturities, and he stated the year 2010 instead of 2011. So in other words part of his script should have read in 2011 we have $294.7 million of hard maturity debt due. And have already begun to refinance some of those loans. I think he said 2010. Regarding Extended Stay, it is in bankruptcy. We are on the creditor’s committee. It’s just hard to say how this is all going to work out. Every day that you wait — that we wait, valuation of this portfolio will increase. And so the longer it can be stretched out, the better for us, since we’re in a relatively junior piece. However, in bankruptcy court, typically the settlement or the rework involves a current valuation, and to the extent we’re out of the money on that current valuation, then we can get wiped out easier. There will be no doubt competing plans between some of the first mortgage holders, or the bondholders, the borrower, and the mezzanine group. The borrower may team up with one of
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those two groups or may submit its own plan. As far as how much we can recover, it’s just a guessing game. We have been through a lot of these. And in our experience, we did a lot of this in RTC days, and it’s just hard to say, but, I wouldn’t count on too much being recovered, if we had to guess as far as us recovering something from the bankruptcy itself, I would say there’s a 20% chance we’ll reach — we’ll achieve or recover something, and the net amount is a big question mark. So it doesn’t look good.

Participant 1:	Okay. Great. Thanks a lot.

Monty Bennett:	You bet.

Participant 2:	Good morning, guys. I wanted to just dig a little bit more on the existing — or the remaining loan portfolio that’s outstanding, just wondering if you could give us a little bit more color maybe on some of the larger loans, which I guess maybe are Tharaldson just in terms of — what trailing 12-month coverage looks like, or what you are tracking there?

Monty Bennett:	Sure. We’ll give you some general color. We don’t get in to the specifics too much usually, but portfolios like — portfolio loans like Tharaldson, and the JER/Highlands loan have positive coverage. They have maturities coming up that will have to be dealt with, but because those loans were LIBOR based their coverage is better, and they seem to be hanging in there better. All of the rest of the loans with the exception of the Westminster loan which was defeased are just — just in tougher situations. Either because they have got fixed payments, or because they are single assets or resorts, and, all of those have question marks around them about what is going to happen in the future.

Participant 2:	Okay. That’s helpful. Thank you, and just wanted to try to understand the flooridor strategy a little bit better. Obviously it is pretty complex here. Just — my understanding is basically for 2009, you have got a notional balance of $1.8 million, so that kind of matches the swap, and kind of matches the chunk of debt you are trying to go from fixed to floating. But starting in 2010, it looks like your notional value is more than the $1.8 million. It is even $5.4 million if I’m not mistaken. How should we think about that? Should we think about that as an interest rate swap? Or is that more of an operational hedge, or an interest rate hedge, or what is the approach there? Can you just give us some clarity?

Monty Bennett:	Sure. The concept is the same for all of them. And the concept is this, is that when short-term interest rates are high, typically RevPAR is high, and when RevPAR is low, then short-term interest rates such as LIBOR are low. And that correlation is held — with an R-squared of about 0.9 over the past almost 20 years. Back when we originally swapped, and we thought that RevPAR might start to decline, and we had no idea that the decline would
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be this much we wanted to protect ourselves somehow. We wanted to protect our cash flow, and whether you see it as an offset to declining operating cash flow — or as an offset to fixed interest expense, it’s really kind of academic. We’re just looking to offset the downturn in cash flows. Well, the challenge that we’ve got is not unlike the challenge that the Fed has spoken about here recently, and some — some governors at the Federal Reserve said that if they had the power, they would be lowering LIBOR, not down to 26 basis points, but to negative 500 basis points. That’s how severe this recession is, and how much their rule of thumb, called the Taylor rule tells them that they should lower interest rates.

Obviously they can’t lower interest rates down that far. You can only lower them down to zero, so they are struggling on how to help the economy, since they can’t lower the interest rates any lower, and that’s why the Fed has gone in to the market and done some of these other unusual activities. The hedge on our part is the same. That is, in order for this to work completely, I should say, we need short-term interest rates to go down to negative 0.5 and then we would get the offset that we’re looking for because this downturn is so severe.

But obviously that doesn’t happen, so what we are looking to do is to continue to hedge in ways, so that we could get more help if the economy stays this bad, and so how you do that is you just increase your notional amounts in the amount of the hedge, so instead of $1.8 billion, we ticked it up $3.6 billion, and then add the $1.8 billion to it for — for 2010. So the way you should look at it is, we’re just looking for cash-flow offsets, should LIBOR stay real low, which we think correlates to a continued bad economy.

Participant 2:	Okay.

Monty Bennett:	So that’s kind of the thought behind it. Does that answer your question?

Participant 2:	That’s a very effective answer. Thank you. That’s extremely helpful. If you don’t mind, I’m going to go with one more here, and then maybe I’ll jump back in. On the operating margins, obviously Remington and really all of your operators for the last couple of quarters have done a pretty good job — this quarter we’re starting to see margin degradation hitting a little bit harder. Are we into the point now where we’re kind of lapping some of the cuts that were made, and this is kind of expected and probably will continue a little bit more into the future?

Monty Bennett:	I don’t think that’s the answer as much as we had kind of a few unusual things happen this quarter. First of all, as the — you go in to a quarter where your margins are traditionally higher. I think our margins are the highest in the second quarter. We try to cut 50%
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of the revenue impact, what we call 50% flow or better. So if the top line is down $100,000 we don’t want the bottom line to be down any more than $50,000. Well, we achieved that 56% in the first quarter, but only 51% in the second quarter. That’s not too much different, but when you consider the fact that the revenue drop was more in the second quarter, and the margins were higher to begin with, that just translates into bigger margin drops. Added to that was the fact that we had some other expenses like legal expenses pile up, more so in the second quarter and we had an incentive fee that was working to our benefits in the first quarter, though we had one property the Crystal Gateway that earned substantial incentive fees in the second quarter this year which offset the downturn for all the other properties. So you had just a few interesting or disparate factors come together, but we continued to shoot for that 50% flow margin, and hope to be able to achieve that, and certainly that’s our expectation going forward. We’ll see if we’re able to actually achieve.

Participant 2:	Okay. Great. Thank you.

Monty Bennett:	You bet thank you.

Participant 3:	Hello, guys, just a quick question. Any reason why you didn’t favor buying back any of the high coupon, highly discounted preferred this quarter?

Doug Kessler:	Sure. The price ran up on it a little bit. We were a buyer when it was in the 5 to 7, 8 range and it’s kind of jumped up to 10 plus range and so the benefits are just not as strong. We look at a few things. Buying that preferred helps us on a current basis, as far as a current cash flow, but the accretion in the long term benefit is much lower than buying common, so we just felt like the trade off moved in the direction of the common over the past quarter.

Participant 3:	Got you. Okay. Thank you.
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